Exhibit 5.1

(269) 337-7700
Fax: (269) 337-7701

August 17, 2020
CHF Solutions, Inc. 12988 Valley View Road Eden Prairie, Minnesota 55344

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to CHF Solutions, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (such registration statement as amended or supplemented from time to time, the “Registration Statement”), relating to the offer and sale by the Company of up to $31,395,000 in the aggregate of (i) units consisting of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one warrant (the “Warrants”) to purchase one share of Common Stock (the “Units”) and (ii) shares of Common Stock issuable upon exercise of the Warrants issued under the Units.  The Units are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the underwriting agreement referred to in the Registration Statement (the “Underwriting Agreement”).

We have assumed that the sale of the Common Stock and Warrants underlying the Units to the underwriter by the Company and that the exercise price of the Warrants will be at a price established by the Board of Directors of the Company or a duly-formed Pricing Committee thereof in accordance with the Delaware General Corporation Law that is at least the par value for each share of Common Stock being sold as part of the Units and upon exercise of the Warrants.  We have also assumed that, at the time of exercise of the Warrants underlying the Units, the Company will have obtained stockholder approval for, will have made all necessary filings to effect, and will have conducted, a reverse stock split (maintaining the pre-split number of authorized shares of Common Stock and their par value), to allow for the issuance of the full number of shares underlying the Warrants from the shares of Common Stock authorized and available for issuance at that time.

For the purpose of rendering the opinions herein, we examined originals or copies of such documents as we deemed relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, the authenticity of the originals of such copies, the accuracy and completeness of all records made available to us by the Company and the due authorization, execution, delivery, and/or filing of all documents where due authorization, execution, delivery and/or filing are a prerequisite to the effectiveness thereof.

Our opinions are limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to New York law applicable to contracts and the Delaware General Corporation Law.  We are not rendering any opinion with respect to federal law, including federal securities laws, or state blue sky securities laws.

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402

CHF Solutions, Inc.
August 17, 2020

Based on our examination of such documents and other matters as we deem relevant, we are of the opinion that:

1.
The shares of Common Stock that are (a) offered by the Registration Statement as part of the Units, to be issued and sold by the Company as described in the Registration Statement and in the manner set forth in the Underwriting Agreement, against payment therefor and (b) issuable upon the valid exercise of the Warrants underlying the Units in accordance with their terms, including without limitation, payment of the consideration therefor as described therein, in each case, have been duly authorized by the Company and when issued and delivered in accordance with the Underwriting Agreement, the Warrants (including, without limitation, the payment in full of all applicable consideration therefor) and in accordance with the Company’s Certificate of Incorporation, as amended and supplemented by all amendments and certificates of designation thereto, will be validly issued, fully paid and non-assessable.

2.
When the Warrants that are offered by the Registration Statement as part of the Units, to be issued and sold by the Company as described in the Registration Statement and in the manner set forth in the Underwriting Agreement have been duly executed and delivered by the Company against payment of the consideration for the Units specified in the Underwriting Agreement, such Warrants underlying the Units will constitute binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.
The Units that are offered by the Registration Statement, to be issued and sold by the Company as described in the Registration Statement and in the manner set forth in the Underwriting Agreement, when issued and delivered against payment therefor in accordance with the Registration Statement, the Underwriting Agreement, the Warrants, and the Company’s Certificate of Incorporation, as amended and supplemented by all amendments and certificates of designation thereto, will be validly issued, fully paid and non-assessable.

    Our opinions set forth in paragraph 2 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally (including, without limitation, fraudulent conveyance, fraudulent transfer and voidable transaction laws), general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct, or (iv)  provisions providing that the terms of agreement may not be waived or modified except in writing.

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402

CHF Solutions, Inc.
August 17, 2020

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Honigman LLP

Honigman LLP

JMH/PDT /RZK

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402